CONSULTING AGREEMENT

THIS AGREEMENT is entered into and effective this 15th day of January, 2007, by and between Concentric Energy Corporation, a Nevada corporation, with its address at Lakeshore Drive, Reno, Nevada 89511 ("Concentric") and Arden Larson, with his address at PO Box 1893 Grand Junction, CO 81502 ("Consultant").

WHEREAS, Consultant has expertise in performing the type of services requested herein; and

WHEREAS, Concentric desires to retain the services of Consultant to perform certain services as set forth in Exhibit "A" to this Agreement.

NOW, THEREFORE, the parties agree as follows:

I. SERVICES

Consultant agrees to provide consultation and advice ("Services") to Concentric as described in Exhibit "A", attached hereto and incorporated herein by this reference. The Services to be performed by Consultant will be guided by one or more representatives designated by Concentric. Consultant shall not be directly supervised in the manner or timing of the Services to be rendered, but shall be held to a standard of overall performance set by Concentric. Concentric shall not be required to furnish equipment or tools to Consultant, but may elect to do so. No specific hours of duty shall be required of Consultant by Concentric. The parties intend that an independent contractor relationship will be created by this Agreement. Concentric is interested only in the results to be achieved, and the conduct and control of the work will lie solely with Consultant. Consultant understands and acknowledges that no tax withholding, worker's compensation coverage, unemployment insurance coverage or other benefits normally associated with an employer/employee relationship will be provided by Concentric, and Consultant covenants to be solely responsible for any such benefits or coverage Consultant desires.

II. NONCOMPETE

During the term of this Agreement or any extension thereof, Consultant agrees not to engage in any activity either independently, or by agreement, or by any arrangement with another person or entity which would be adverse to Concentric or its mineral properties or operating interests.

III. COMPENSATION

In consideration of the Services provided to Concentric by Consultant, Concentric agrees to pay Consultant pursuant to Consultant's schedule of fees in Exhibit "A", attached hereto and incorporated herein by this reference. In addition to these fees, Concentric will reimburse Consultant for all reasonable costs and expenses incurred by Consultant in the performance of the Services provided to Concentric. These costs and expenses include, but are not limited to: travel; subsistence; materials and supplies, including specialized equipment consumed or used in the performance of the Services; and long distance telephone charges. Costs and expenses other than fees included in Exhibit "A" exceeding $200.00 require prior written authorization. Total payments to Consultant shall not exceed the amount specified in Exhibit "A" without written authorization by Concentric.

IV. INVOICES AND NOTICES

Consultant shall submit monthly estimates for unbilled charges to Concentric within five (5) business days after the close of the previous calendar month. In addition, Consultant shall invoice Concentric on a calendar monthly basis for Services rendered by Consultant under the terms of this Agreement during the previous month. The invoice shall be itemized and set forth the hours per day at the rate herein specified during which Consultant provided Services to Concentric and shall identify all reimbursable costs incurred by Consultant during the calendar month covered by the invoice. Concentric agrees to promptly pay Consultant the amounts due under the Agreement according to its standard payment practices. Invoices and other notices shall be sent to:

<u>Concentric</u>:
Thomas F. Fudge, Jr.
3550 Sabin Brown Road, Suite 3
Wickenburg, AZ 85390
Phone: (928) 684-2717
Fax: (928) 684-2510
Email: tfudge@concentricenergy.com

<u>Consultant</u>:
Arden Larson
PO Box 1893
Grand Junction, CO 81502
Phone: (970) 256-1674
Fax: (970) 257-1674
Email: ardengold@msn.com

V. TERM

Subject to termination in accordance with Section IX, the term of this Agreement shall be for a period of one (1) year, commencing on the effective date hereof, and shall be subject to renewal for an additional period, or periods, upon the written consent of both parties prior to the termination hereof.

VI. CONFIDENTIALITY

Concentric agrees to furnish, at its sole expense, such information and data as may be requested by Consultant in connection with the providing of services to Concentric, and Consultant has a right to rely on such information in the performance of Consultant's Services. Concentric agrees to furnish that information subject to the following conditions:

(a) Consultant shall not, during the term of this Agreement or any time thereafter, without the prior written consent of Concentric, disclose any Confidential Information (as the term is hereinafter defined) to any other person, firm or organization or use such Confidential Information to the detriment of Concentric.

(b) "Confidential Information," as used hereinabove, shall mean all information, which shall be furnished by Concentric and/or generated by Consultant and shall include, without limiting the generality of the foregoing, information relating to mineral properties and operations of Concentric; except data which was either: (i) known, as evidenced by document, written or drawn information, to Consultant prior to receipt of any disclosures from Concentric; (ii) in commercial use or disclosed to others or known to the public in general in the form of generally available printed documents prior to the date of this Agreement; or, (iii) as otherwise available to Consultant other than as a consequence of a breach of this Agreement from a source other than Concentric. Any reports or analyses prepared by either party through the use of the Confidential Information, in whole or in part, shall be considered confidential and proprietary in nature and shall be treated as Confidential Information for the purposes of this Agreement.

VII. INSURANCE

Consultant shall procure and maintain, during the term of this Agreement, the following types of insurance with at least the minimum limits specified at no expense to Concentric:

A. Worker's Compensation and Employer's Liability Coverage with statutory limits in accordance with the laws of the state(s)/country(ies) in which the Services are being performed.

B. Automobile and Equipment Bodily Injury and Property Damage Liability Insurance covering all owned, non-owned or hired automobiles and equipment used in connection with the Services with limits of not less than $1,000,000.00 each occurrence.

C. Any of Consultant's subcontractors of any tier shall be required by Consultant under the terms of any subcontract to obtain like insurance coverage to that

specified in this Section above and prior to commencing the Services, to submit a certificate evidencing such insurance as provided in this Section.

Stated minimums shall not be interpreted as limiting Consultant's insurance coverage. Insurance coverages described in paragraphs A through D above shall be carried with insurance companies satisfactory to Concentric. Consultant shall provide Concentric with a certificate of insurance evidencing such insurance coverage showing that Concentric has been named as an additional insured (except for worker's compensation) and that the insurance carrier has assumed the liability of Consultant by way of contractual liability coverage prior to commencing any Services under this Agreement. These certificates will contain a provision that coverages afforded shall not be cancelled or changed until at least thirty (30) days' written notice has been given to Concentric. If any of the above insurance is written on a "claims made" basis, the retroactive date of such policies must date prior to the effective date of this Agreement.

VIII. INDEMNIFICATION

Consultant agrees to indemnify and hold harmless Concentric, its affiliates, officers, directors and employees against and from any and all liabilities, suits, losses, damages, claims, actions, costs and expenses of any nature, growing out of injury to or death of Consultant, its employee or employees, or any other person or persons and for any and all destruction, loss or damage to property arising in any way in connection with, or related to, the performance of any services to be provided under this Agreement, provided that such injury to persons or property is due to or claimed to be due to negligence, breach of contract, or misconduct on the part of the Consultant.

IX. TERMINATION

Either party may, at any time, terminate this Agreement prior to the expiration of the term or any renewal, by giving the other party thirty (30) days' prior written notice of such termination.

X. NONASSIGNMENT

This Agreement is a personal services agreement, and Consultant shall not have the right to assign this Agreement or delegate any work to be performed hereunder without the prior written consent of Concentric.

XI. LAW

This Agreement shall be governed by the laws of the state of Arizona, USA, without regard to the principals of conflicts of laws. The venue shall be Maricopa County.

XII. DISPUTE

The prevailing party in any dispute arising under this Agreement shall be entitled to an award of reasonable attorneys' fees and costs. In the event of a dispute, Consultant agrees to continue to perform its obligations under this Agreement until such dispute is resolved.

XIII. NO PRESUMPTION BASED ON AUTHORSHIP

The provisions of this Agreement shall be construed as to their fair meaning and not for or against any party based upon any attribution to such party as the source of the language in question.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date and year first above written.

CONCENTRIC ENERGY CORP.

By: ______________________
(signature)

Thomas F. Fudge Jr.
President and COO

NAME OF CONSULTANT

By: ______________________
(signature)

Arden L. Larson
Consultant

EXHIBIT "A"

SCOPE OF WORK, COST OF SERVICES AND SCHEDULE

1. Scope of Work

   Metallurgical testing and process design consultations related to the processing of ore for the Anderson Mine

2. Cost

   An initial consulting fee of $10,000 will be paid upon signing of the agreement and receipt of the consultant's invoice. An additional consulting fee of $2,000 will be paid each month upon receipt of consultants invoice starting 30 days after the signing of the agreement.

3. Schedule

   The Work shall commence on or before January 15, 2007 and be completed on or before December 31, 2007. Time is of the essence and hereby made a material part of this Agreement.